AMENDMENT NO. 2 TO SHAREHOLDER SERVICES AGREEMENT

THIS AMENDMENT NO. 2 TO SHAREHOLDER SERVICES AGREEMENT (“Amendment”) effective as of April 28, 2006, by and between FARM BUREAU LIFE INSURANCE COMPANY (the “Company”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (“Distributor”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company and Distributor are parties to a certain Shareholder Services Agreement dated September 26, 2001, as amended April 1, 2004 (the “Agreement”), in which the Company offers to the public certain variable annuity contracts and variable life insurance contracts (the “Contracts”);

WHEREAS, the parties have agreed to expand the Funds made available under the Agreement by revising Exhibit A to the Agreement;

WHEREAS, in connection with the expansion of Funds available under the Agreement, the parties have agreed to revise the reimbursement terms, as set forth herein; and

WHEREAS, the parties now desire to further modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1. Exhibit A. Exhibit A is hereby deleted in its entirety and the attached Exhibit A is substituted in lieu thereof.

2. Compensation and Expenses. Section 2(a) is hereby deleted in its entirety and the following Section 2(a) is substituted in lieu thereof:

“(a) Distributor acknowledges that, for classes with lower minimums, it will derive a substantial savings in administrative expenses, such as a reduction in expenses related to postage, shareholder communications and recordkeeping, by virtue of having a single omnibus account per Class, per Fund for the Separate Accounts listed in Exhibit C of the Agreement rather than having each Contract owner as a shareholder. In consideration of the Administrative Services and performance of all other obligations under the Agreement by the Company, Distributor will pay the Company a fee (the “Administrative Services Fee”) of 25 basis points (0.25%) per annum of the average aggregate amount invested by the

Company in Class I shares of the Funds made available under this Agreement, except for the VP Inflation Protection Fund for which the Company shall receive an Administrative Services Fee of 5 basis points (0.05%) per annum of the average aggregate amount invested by the Company in Class I shares of such Fund made available under this Agreement. Notwithstanding the above, no Administrative Services Fee or any other fee shall be paid to the Company for assets that are not held in the Accounts.”

3. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

FARM BUREAU LIFE INSURANCE COMPANY		AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Dennis M. Marker	By:	/s/ William M. Lyons
Name:	Dennis M. Marker	Name:	William M. Lyons
Title:	Investment Administration Vice President	Title:	President

EXHIBIT A

Funds Available

Class I Funds

VP Ultra Fund
VP Vista Fund
VP Mid Cap Value Fund
VP Inflation Protection Fund
VP Value Fund